Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Leigh Parrish
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES FIRST QUARTER FISCAL 2013

FINANCIAL RESULTS AND LONG-PLANNED MANAGEMENT SUCCESSION

~ First Quarter Net Income of $11.6 Million; EPS of $.36 ~

~ Second Quarter Fiscal 2013 Estimated EPS Range of $.35 to $.40 ~

~ Signs Definitive Agreement with Tuffy Associates Corp. for Acquisition of 17 Stores ~

~ Revises Estimated Fiscal 2013 EPS Range to $1.50 to $1.65 ~

~Robert G. Gross to be Appointed Executive Chairman and

John Van Heel to be Appointed Chief Executive Officer, Effective October 1, 2012 ~

ROCHESTER, N.Y. – July 26, 2012 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), (“Monro” or the “Company”), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 30, 2012.

First Quarter Results

Sales for the first quarter of fiscal 2013 increased 2.6% to $169.2 million as compared to $164.8 million for the first quarter of fiscal 2012. Comparable store sales decreased 7.2%, at the low end of the Company’s previously estimated range of a 5% to 7% decrease and compared to a 2.3% increase for the same period last year. Comparable store sales declined approximately 15% for exhaust, 12% for front end/shocks, 11% for brakes, 9% for alignments, 6% for tires and 3% for maintenance services. The total sales increase for the first quarter of $4.4 million included an increase in sales from new stores of $17.7 million.

Gross margin decreased to 40.3% in the first quarter from 43.0% in the prior year quarter due to increased tire and oil costs, a sales mix shift to lower margin tire and service categories and a loss of leverage due to weaker year-over-year comparable store sales. Total operating expenses were $48.4 million, or 28.6% of sales, as compared with $44.7 million, or 27.1% of sales, for the same period of the prior year. Operating expenses associated with acquired stores accounted for $4.1 million of the increase, offset by cost saving initiatives. The increase in operating expenses as a percent of sales is due to a loss of leverage as a result of weaker year-over-year comparable store sales.

Operating income for the quarter decreased 24.7% to $19.7 million from $26.1 million in the first quarter of fiscal 2012. Interest expense was $1.3 million as compared to $1.1 million in the first quarter of fiscal 2012.

Net income for the first quarter decreased 24.6% to $11.6 million from $15.4 million in the prior year period. Diluted earnings per share for the quarter decreased 25.0% to $.36, as compared to diluted earnings per share of $.48 in the first quarter of fiscal 2012, and were at the lower end of the Company’s estimated range of $.35 to $.40. Net income for the first quarter reflects an effective tax rate of 36.9% as compared with 38.5% for the prior year period.

The Company added 38 locations and closed five locations during the quarter, ending the quarter with 836 stores.

Robert G. Gross, Chairman and Chief Executive Officer stated, “As anticipated, the first quarter was challenging as the current economic environment weighed more heavily on consumers. Customers are deferring and trading down from higher cost automotive maintenance and repair purchases. Comparable store brake sales, which had held up reasonably well, reversed the positive trend seen throughout fiscal 2012. Notably, comparable store oil changes were up 2.5% year-over-year, indicating that customers continue to service their vehicles, while our recent acquisitions continue to outperform. More importantly, the availability of suitable acquisitions candidates at highly attractive valuations has accelerated, while our business model continues to help us successfully acquire and profitably integrate target companies. Our ability to take advantage of increased acquisition opportunities this year with our strong balance sheet, in spite of a tough sales environment, is demonstrated by our acquisitions of the assets of Kramer Tire Company and Colony Tire Corp., totaling 38 stores in Virginia and North Carolina, as well as the recent signing of a definitive agreement with Tuffy Associates Corp. to acquire 17 company-operated stores in Wisconsin and South Carolina.”

Acquisition and Company Outlook

Monro Muffler Brake also announced today that it has signed a definitive agreement to acquire 17 stores from Tuffy Associates Corp. The stores include 13 stores in Milwaukee, Wisconsin, which expands the Company’s footprint into a new contiguous market, and four stores in South Carolina, enabling the Company to fill in an existing market. Annual sales for these stores are approximately $9 million. The Wisconsin locations will be rebranded as Monro, and the South Carolina locations will be rebranded as TreadQuarters. The closing is expected to occur in August.

Based on current visibility, business and economic trends, the recent and pending acquisitions, as well as fiscal 2013 being a 52-week year compared to a 53-week year in fiscal 2012, the Company now anticipates fiscal 2013 comparable store sales growth, adjusted for days, to be in the range of -2% to 0% and is decreasing its estimated fiscal 2013 diluted earnings per share to a range of $1.50 to $1.65, from the prior range of $1.65 to $1.85. This compares to $1.69 diluted earnings per share in fiscal 2012, or $1.65 diluted earnings per share excluding an estimated $.07 benefit from the 53rd week in fiscal 2012 and $.03 of due diligence costs incurred in the fourth quarter of fiscal 2012. The estimate is based on 32.3 million weighted diluted average shares outstanding. The Company now expects its sales for the year to be in the range of $715 to $735 million.

For the second quarter of fiscal 2013, the Company anticipates a comparable store sales decrease in the range of 3% to 6%. The Company expects diluted earnings per share for the second quarter to be between $.35 and $.40, as compared to $.47 for the second quarter of fiscal 2012.

Mr. Gross continued, “Our long-term outlook for our industry and company remain extremely positive, though we expect that near-term trends will be choppy. While gas prices have come down recently and the weather has been more favorable, the economic environment seems to be taking a greater toll on consumer sentiment and purchasing behavior. Trends to-date in the second quarter remain challenging. However, we have historically leveraged our strong business model to continue to expand our operations and enhance shareholder returns regardless of the economic or operating environment. We continue to anticipate that trends will improve in the second half of fiscal 2013 as customers turn to us for purchases that can no longer be delayed and weather patterns normalize. We are optimistic about our ability to grow market share in fiscal 2013, which should allow us to achieve greater economies of scale while positioning the company even more strongly for the long-term.”

Management Succession Plan

The Company also announced today a long-planned management succession. John Van Heel, currently serving as President, will be appointed Chief Executive Officer of Monro Muffler Brake, effective October 1, 2012. Robert G. Gross, the Company’s current Chairman and Chief Executive Officer, will be appointed Executive Chairman of the Board and will continue to serve the Company on a half-time basis with a focus on strategy, acquisitions and investor relations. Mr. Gross has served as Chairman of Monro Muffler Brake since August 2007 and as Chief Executive Officer since January 1999. Mr. Van Heel has served as President since March 2008 after joining the Company in October 2002. As President, he has had responsibility for merchandising, marketing, customer service, real estate, training, acquisitions, distribution and facilities and, over the past several years, has developed the Company’s operating strategy with the field management team. Mr. Van Heel has led Monro’s acquisition efforts including finding, analyzing, negotiating and integrating its acquired companies. He also worked with Monro’s team to establish the Company’s direct import program, and was instrumental in moving Monro’s advertising to a more Internet-based approach.

On behalf of the Board of Directors, Mr. Gross stated, “We have been planning this transition internally for some time and are confident that it will be seamless. John and I have worked together closely for nearly 10 years and he has been instrumental in helping to build the Monro business over the years. We are aligned on the Company’s business strategies and objectives, and share a common vision for the future of Monro. Our Board and the remainder of the Company’s management team are highly confident in John’s ability to lead Monro in its continued growth through organic expansion and acquisitions. As Executive Chairman, I will continue to lead the Board and work closely with John and the rest of the Monro management team.”

“Rob has successfully led Monro in executing its business strategy for the last 13 years,” stated Mr. Van Heel. “Since I joined the Company in 2002, he and I have enjoyed a strong partnership and I am pleased that we will continue to work together in our new roles. I look forward to taking on the role of Chief Executive Officer and working with our strong management team to further strengthen and continue to leverage our position as a low-cost trusted service provider. Monro has tremendous opportunity for continued growth and is well positioned to capitalize on the opportunities we see in the marketplace while further increasing shareholder returns.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, July 26, 2012 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-609-5666 and using the required pass code 2644936. A replay will be available approximately one hour after the recording through Thursday, August 9, 2012 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through August 9, 2012.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 837 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures ,the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 31, 2012.

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2012	2011	% Change
Sales	$169,175	$164,817	2.6%

Cost of sales, including distribution and occupancy costs	101,063	94,006	7.5%

Gross profit	68,112	70,811	-3.8%
Operating, selling, general and administrative expenses	48,423	44,669	8.4%

Operating income	19,689	26,142	-24.7%
Interest expense, net	1,299	1,124	15.5%
Other income, net	(53)	(100)	-47.6%

Income before provision for income taxes	18,443	25,118	-26.6%
Provision for income taxes	6,806	9,676	-29.7%

Net income	$11,637	$15,442	-24.6%

Diluted earnings per share:	$.36	$.48	-25.0%

Weighted average number of diluted shares outstanding	32,164	31,986
Number of stores open (at end of quarter)	836	802

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 30,	March 31,
	2012	2012
Current Assets
Cash	$1,076	$3,257
Inventories	105,362	97,356
Other current assets	36,769	33,687

Total current assets	143,207	134,300
Property, plant and equipment, net	217,206	212,994
Other non-current assets	202,503	162,798

Total assets	$562,916	$510,092

Liabilities and Shareholders’ Equity
Current liabilities	$115,040	$109,794
Obligations under capital leases	45,641	45,504
Other long-term debt	42,567	5,660
Other long-term liabilities	21,613	21,635

Total liabilities	224,861	182,593
Total shareholders’ equity	338,055	327,499

Total liabilities and shareholders’ equity	$562,916	$510,092